STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT, dated as of February 9, 1996 (hereinafter, the "Agreement"), between PROFESSIONAL SPORTS CARE MANAGEMENT, INC., a Delaware corporation, having an address at 550 Mamaroneck Avenue, Harrison, New York 10528 ("Purchaser") and FRANK PAVLISKO, with offices at 160 Hanover Avenue, Morristown, New Jersey 07962 ("Seller").

                                   WITNESSETH:

          WHEREAS, Seller owns all of the issued and outstanding shares (the "Shares") of the capital stock of MORRISTOWN SPORTS MEDICINE CENTER, INC., a New Jersey corporation having a principal office at 160 East Hanover Avenue, Morristown, New Jersey 07962-1449 (hereinafter referred to as "Morristown"); and

          WHEREAS, Morristown provides physical and occupational therapy and rehabilitation services (the "Business"); and

          WHEREAS, Purchaser desires to acquire, and Seller desires to sell free and clear of all liens, claims, charges or encumbrances of any nature whatsoever (except as specifically provided for herein), all of Seller's Shares in Morristown, upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the covenants and agreements hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

          1. Purchase and Sale of Shares. Seller agrees to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase, upon the terms and conditions hereinafter set forth, the Shares. All capitalized terms not defined within the text of this Agreement are set forth on Schedule 1 annexed hereto.

          2. Purchase Price. The purchase price to be paid by Purchaser for the Shares is Three Million Ten Thousand One Hundred Fifty Nine and 06/100 Dollars ($3,010,159.06) (subject to changes due to (i) the market price of the Securities pursuant to paragraph c of Article 2 and (ii) payments made by Seller towards the Equipment Leases, as said term is defined below), payable as follows:

               a. One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) at the Closing by wire transfer of immediately available federal funds;

               b. Seven Hundred Eighty-Nine Thousand and 00/100 Dollars ($789,000.00) by the execution and delivery at the closing of a Promissory Note by Purchaser to Seller in said amount, substantially in the form of Schedule 2(b) hereto;



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               c.   Approximately Two Hundred Fifty Thousand and 00/100 Dollars
                    ($250,000.00) by the issuance and delivery to Seller at the closing of 33,333 restricted shares of common stock of Professional Sports Care Management, Inc. (the "Securities"). The actual value of Securities shall be determined by the market price of the Securities on the Closing Date (as said term is defined below);

               d. Approximately Thirty Thousand and 00/100 Dollars ($30,000.00) by the assumption of debt consisting of Morristown's future obligations under the equipment leases described in Schedule 2(d) hereto (the "Equipment Leases"); and

               e. Six Hundred Ninety-One Thousand One Hundred Fifty Nine and 06/100 Dollars ($691,159.06) at the Closing by wire transfer of immediately available federal funds. Said amount shall be applied to pay off the total obligations due in connection with the notes described in Schedule 2(e) hereto (the "Existing Debt").

          3. The Closing. The "Closing" means the settlement of the obligations of Seller and Purchaser to each other under this Agreement, including the payment of the purchase price to Seller as provided in Article 2 hereof and the delivery of the closing documents provided for in Article 4 hereof. The closing shall be held at the offices of Gould & Wilkie, One Chase Manhattan Plaza, New York, New York 10005 on a mutually convenient date which is no later than February 9, 1996 (the "Closing Date") or the closing may be accomplished by an escrow arrangement.

          Prior to the Closing, Seller shall obtain any necessary payoff letters, wiring instructions and such other instruments as may be necessary in connection with Purchaser's pay off of the Existing Debt.

          4. Closing Documents. At the closing, Seller shall execute and deliver or cause to be executed and delivered to Purchaser:

                    a. Waivers and Consents. All waivers and consents necessary for the consummation of the transactions contemplated by this Agreement.

                    b. Documents of Transfer. Stock certificates representing
               all of the issued and outstanding shares of capital stock of Morristown duly endorsed in or accompanied by stock powers duly endorsed in proper form for transfers.

                    c. Seller's Certificate. Seller's certificate of that as of the Closing Date:



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                    (i) all terms conditions and covenants of this Agreement
                    have been complied with, performed or observed by Seller in all material respects;

                    (ii) all of the representations and warranties made by Seller in this Agreement are correct and complete in all material respects;

                    (iii) all of the Schedules prepared by Seller or Morristown and made part of this Agreement are current, correct and complete in all material respects;

                    (iv) there has not been instituted any suit or proceeding or claim asserted by any third party to restrain or invalidate this transaction or to seek damages from or to impose obligations upon either Purchaser, Morristown, Seller or the Business by reason of this transaction which, in Purchaser's good faith judgment, would involve expense or lapse of time that would be materially adverse to Purchaser's interests or would materially adversely affect Purchaser's ownership of Morristown or operation of the Business;

                    (v) Purchaser has received all consents, waivers, assignments and other certificates, notices, assurances and other instruments and documents, as are reasonably required for the purpose of carrying out the transactions contemplated by this Agreement;

                    (vi) There has not been suffered (i) any Material Adverse Change relating to the Business, or (ii) any damage or destruction, casualty or loss, however arising and whether or not covered by insurance, which either alone or in the aggregate has a Material Adverse Effect;

                    (vii) Seller has afforded the officers, employees, attorneys, agents, accountants and other representatives of Purchaser access to Morristown's properties, books and records, and has permitted Purchaser to make extracts from and copies of such books and records, and has furnished them with such additional financial and operating data and other information as to its financial condition, results of operations, business, properties, assets, liabilities, or future prospects as Purchaser and its representatives have reasonably requested;

                    (viii) there has not been any action taken or any statute enacted by any governmental authority which would render the parties unable to consummate the transactions contemplated herein or make the transactions contemplated herein illegal or prohibit, restrict or


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                    substantially delay the consummation of the transactions
                    contemplated herein;

                    (ix) Morristown has not declared nor paid any dividends or other distributions of cash or property to Seller, subsequent to January 31, 1996, other than in the ordinary course of business.

                    d. Employment Agreement. Executed Employment Agreement
               between Purchaser and Seller substantially in the form of
               Schedule 4(d).

                    e. Resignations. The resignations of the existing members of
               Morristown's Board of Directors and Officers.

                    f. Opinion of Seller's Counsel. An opinion, dated the
               Closing Date and addressed to Purchaser, of Connell, Foley & Geiser, counsel to Seller and Morristown, to the effect that:

                    (i) Morristown is a corporation duly organized, valid and existing and in good standing under the laws of the State of New Jersey. Morristown has all requisite corporate power to carry on its business as it is now being conducted.

                    (ii) The Stock Purchase Agreement and the Covenant Not To Compete referred to in paragraph g below (both such agreements being hereinafter sometimes jointly referred to as the "Operative Agreements") have been duly and validly executed and delivered by the Seller and each of the Operative Agreements is a valid and binding obligation of the Seller enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights generally and the principles of equity.

                    (iii) Except as set forth in the Stock Purchase Agreement and on the exhibits and schedules thereto, the execution and delivery of the Operative Agreements and the consummation of the transactions contemplated thereby, under the conditions therein provided, will not (A) violate any provision of the Certificate of Incorporation or By-Laws of Morristown, or
                    (B) to the best of its knowledge, after due inquiry, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any agreements, indentures or instruments to which Seller or Morristown are a party or by which any of their respective properties are bound.


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                    (iv) Morristown's authorized and outstanding capitalization is as represented by the Seller in the Stock Purchase Agreement and each of the issued and outstanding Shares being sold to Purchaser pursuant to the Stock Purchase Agreement by the Seller is duly and validly authorized, issued, and fully paid and non-assessable with no personal liability attaching to the ownership thereof and is issued of record to the Seller. To the best of such counsel's knowledge, there are not outstanding options, subscriptions, warrants, rights (including preemptive rights), calls, commitments, conversion rights, plans or other agreements of any character providing for the purchase or issuance of any authorized but unissued securities of Morristown. The delivery of the Shares by the Seller to Purchaser pursuant to the Stock Purchase Agreement will transfer to Purchaser good and marketable title thereto, free and clear of all adverse claims, other than claims arising out of actions of Purchaser.

                    (v) To the best of such counsel's knowledge there is neither any litigation, proceeding, labor dispute, arbitral action or government investigation pending or, so far as known to such counsel, threatened against, relating to or affecting
                    (A) the Business, (B) any employee plan or any fiduciary or administrator thereof, nor (C) the transactions contemplated by this Agreement which, if adversely determined could, in any one case or in the aggregate, have a material adverse affect on the Business. To the best of counsel's knowledge there are no decrees, injunctions or orders of any court or governmental department or agency outstanding against Seller with respect to the Assets or the Business.

                    (vi) To the best of such counsel's knowledge, Seller is not engaged in, or a party to, or threatened with, any suit, action or legal, administrative, arbitration or other proceeding or governmental investigation which, if adversely determined, would adversely affect or impede the purchase of the Shares by Purchaser pursuant to the Stock Purchase Agreement or otherwise affect the validity of the title of Purchaser to such Shares on or after the Closing.

                    g. Covenant Not To Compete executed by the Seller, in the
               form attached hereto as Schedule 4(g);


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                    h. the original notes (marked "paid in full", signed and
               dated by the respective payee thereunder) together with UCC-3 termination statement(s) relating to the Existing Debt; and

                    i. such other instruments in form and substance reasonably satisfactory to Purchaser's attorney including, but not limited to, evidence of adequate (in the opinion of Purchaser or Purchaser's attorney) occurrence or claims based insurance or the purchase of tail insurance to cover any and all exposure for alleged acts of negligence occurring prior to the Closing.

                    At the closing, Purchaser shall execute and deliver or cause to be executed an delivered to Seller:

                    a. Certificate of Incumbency of Purchaser;

                    b. Certificate of Good Standing of Purchaser;

                    c. a certificate of an officer of Purchaser that as of the
               Closing Date:

                    (i) all of the terms, conditions and covenants of this Agreement have been complied with, performed or observed by Purchaser;

                    (ii) all of the representations and warranties made by Purchaser in this Agreement are correct and complete in all material respects;

                    (iii) there has not been instituted any suit or proceeding or claims asserted by any third party to restrain or invalidate this transaction or to seek damages from or to impose obligations upon either Seller or Purchaser by reason of this transaction which, in the good faith judgment of Purchaser would involve expense or lapse of time that would be materially adverse to its interests;

                    (iv) Seller has received from Purchaser all instruments and documents as are reasonably required for the purpose of carrying out the transactions contemplated by this Agreement.

                    d. an Employment Agreement between Purchaser and Seller
               substantially in the form of Schedule 4(d) hereto.

                    e. an opinion of Purchaser's counsel, Gould & Wilkie, dated as of the Closing Date in the form of Schedule 4(e) hereto.

                    f. the Securities.


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                    g. the Promissory Note in the form of Schedule 2(b) hereto.

                    h. a Certificate of Insurance evidencing occurrence or
               claims based insurance to cover any and all exposure for alleged acts of negligence occurring after the Closing.

                    i. the Guaranty.

          5. Fees and Expenses. Except as expressly provided herein, Purchaser shall not be obligated to pay or perform any obligations or liabilities of Seller including without limitation obligations or liabilities with respect to products sold by Seller, obligations or liabilities of Seller to its creditors or any legal, accounting, brokerage or finder's fees or any taxes or other expenses in connection with this Agreement or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, Seller shall pay the reasonable cost of any audit of the Business required by Purchaser in connection with the transactions contemplated pursuant to this Agreement, Seller's cost of which shall not exceed $5,000.00

          6. Representations And Warranties of Seller. Seller represents and warrants to Purchaser as follows:

             6.1  Organization and Capitalization.

               (a) Morristown is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Morristown has not been notified by any Governmental Authority as to the absence of any licensing, qualification or other authority necessary to conduct business in any jurisdiction. Morristown has all requisite corporate power and authority to own, operate and lease its properties and to carry on the Business as it is now being conducted.

               (b) Seller has delivered to Purchaser copies of Morristown's: (i) Certificate of Incorporation and all amendments thereto as certified by the Secretary of State of New Jersey and (ii) By-Laws, as amended to date, as certified by Morristown's Secretary, and the same are true, complete and correct copies of Morristown's Certificate of Incorporation and By-Laws, as amended, and currently in effect. Such Certificate of Incorporation and By-Laws are in full force and effect and Morristown is not in violation of any of the provisions thereof.

               (c) Seller is the true and lawful owner of 100% of the issued and outstanding Shares of the capital stock of Morristown. All of the issued and outstanding Shares have been validly issued, and are fully paid and non-assessable. Morristown has no shares outstanding or obligations to issue shares, except as set forth herein. Seller has the necessary power and authority to sell the Shares free and clear of all claims, liens,


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          security interests, pledges, options, encumbrances and other restrictions of any nature whatsoever. There are no outstanding subscriptions, options, warrants or other rights entitling any third party to acquire any Shares from Morristown or from the Seller. Delivery to Purchaser at the Closing of certificates representing the Shares will transfer to Purchaser legal and valid title to such Shares, free and clear of all Liens, exclusive of any Liens created by Purchaser.

               6.2  Enforceability.

               (a) This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and principles of equity.

               (b) To the best of Seller's knowledge, the execution, delivery and performance by Seller of this Agreement and all other instruments, agreements, certificates and documents contemplated hereby does not and will not (i) violate any Law applicable to Morristown, Seller or to the Shares or otherwise violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any Lien upon any of the Shares or the Assets under any of the terms, conditions or provisions of any material Contract to which Seller or Morristown is a party, or by which Seller's or Morristown's properties or assets are bound, or pursuant to any license, permit or certificate issued by an Governmental Authority; (ii) permit the acceleration of the maturity of any material indebtedness of, or indebtedness secured by any property of, Morristown; or (iii) violate or conflict with any provision of Morristown's Certificate of Incorporation or By-Laws.

               6.3  Titles to Properties; Absence of Liens and Encumbrances.

               (a) Schedule 6.3(a) sets forth a correct and complete list of all of the fixed assets, personal property, equipment, improvements, and other operating and related facilities, including, but not limited to, all furniture, furnishings, fixtures, office and other equipment, vehicles, machinery, supplies, parts, office and data processing equipment, telephones, telephone systems and equipment, generators, receivers, computer hardware and software, test and electronic equipment, and all other equipment of any type or nature whatsoever owned by Morristown and used in the Business. All of said personal property is in good condition and repair (ordinary wear and tear


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          excepted which is not such as to Materially Adversely Affect the operation of the Business), and suitable for the uses for which intended. All of such personal property is operated in conformity with all applicable laws, ordinances, regulations, orders and other requirements relating thereto, adopted or currently in effect, except such thereof, which do not alone or in the aggregate have a Material Adverse Effect on the Business. All of such properties are owned free and clear by Morristown except for the Liens and Equipment Leases described on Schedule 2(d), which Liens or Equipment Leases do not have a Material Adverse Effect on or interfere with the current use of such properties or otherwise impair the operation of the Business by Morristown.

               (b) Schedule 6.3(b) contains an accurate and complete description of all real properties owned or leased by Morristown in connection with the operation of the Business. Seller has delivered to Purchaser complete and correct copies of all instruments showing such interests in said real property and all leases with respect to the leased facilities described on Schedule 6.3(b). All such leases are valid and enforceable in accordance with their terms; are in full force and effect and have not been modified or amended; no default exists under any such lease; and no event has occurred which with the giving of notice or passage of time, or both, would constitute such a default. Except as shown on Schedule 6.3(b), all fixtures, equipment, and other items essential to the current operation of the Business, other than the leased properties are owned by Morristown free and clear of all Liens. The use of such real property conforms in all material respects to all applicable health, fire, safety, environmental, zoning and building laws and ordinances.

               6.4 Contracts.

               Schedule 6.4 sets forth a full and complete list of all Morristown's rights in sales agreements, franchises, license agreements, lease agreements, maintenance agreements, procurement agreements, consultant agreements and employee agreements by which Morristown is bound or which relates in any way to the operation or conduct of the Business (hereinafter collectively referred to as "Contracts") (except for Contracts which have been fully performed or by their terms are terminable without penalty or other liability to Morristown upon Morristown's notice of 30 days or less), including without limitation, the following:

               (i) each contract of employment of any officer, employee or consultant or with any labor union or association;



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               (ii) each bonus, pension, profit-sharing, retirement, deferred compensation, incentive or supplementary compensation, percentage compensation, termination or severance pay, hospitalization, insurance or other plan providing employee benefits;

               (iii) each contract in or pursuant to which any person who is an officer, director, stockholder or employee of Morristown, or a member of the family of any of the foregoing, has a direct or indirect interest;

               (iv) each contract relating to the borrowing or lending of money or the guarantee of any obligations for borrowed money or otherwise, excluding endorsements made for purposes of collection in the ordinary course of business;

               (v) each contract in excess of $5,000 for the supply by Morristown of goods or services;

               (vi) each contract for capital expenditures or the purchase by Morristown of materials, supplies, equipment or services (other than in the ordinary course of business);

               (vii) each license or royalty agreement;

               (viii) each supplier, distributor, dealer, broker, reseller, installer, manufacturer's representative, sales agency, sales representative, franchise, promotional or advertising contract;

               (ix) each contract with any Governmental Authority;

               (x) each option to purchase any of Morristown's assets, properties or rights (other than in the ordinary course of business);

               (xi) any other contract involving payments of more than $5,000, individually or in the aggregate;

               (xii) each contract containing covenants not to compete in any business or geographical area or not to use or disclose any informational in Morristown's possession; and

               (xiii) any contract not made in the ordinary course of business.


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               Seller has made available to Purchaser true and correct copies of each of the Contracts and a written description of each material oral arrangement so listed. To the best of Seller's knowledge, each of the Contracts is valid and in full force and effect and is enforceable in accordance with its terms and will be valid and in full force and effect and enforceable following the consummation of the transactions contemplated hereby. The Contracts constitute all of the material contracts used in the conduct of Morristown's business as heretofore conducted. Except as indicated on Schedule 6.4, Seller is not aware of any threatened repudiation, cancellation or outstanding disputes under any of the Contracts, and there have been on extensions, moratoriums, deferments or the like with respect to any of the Contracts.

                   6.5 No Defaults or Violations.

                    (a) Morristown has not breached any provisions of, nor is it in default under the terms of, any material Contract to which it is a party or by which it or any of its Assets is bound or under which it has any rights and, to the best of Seller's knowledge, no other party to any such Contract is in default thereunder in any material respect;

                    (b) To the best of Seller's knowledge, Morristown is not in violation or in default of with respect to any Law applicable to the Business, except to the extent any such violation or default would neither result in a payment obligation nor have a Material Adverse Effect; and

                    (c) To the best of Seller's knowledge, Morristown has
               complied in all material respects with all Laws material to the conduct of the Business, except where the failure to comply would not have a Material Adverse Effect. Morristown is not engaged in any unfair practices, and has and currently is conducting its business in full compliance with all Laws relating to employment practices. Morristown has not received and is not aware of any written notice of any violations of any Law, including, but not limited to, those relating to fire, safety, pricing, sales or installation of products or services, marketing practices, political contributions or improper payments, health, sanitation, environmental, occupational safety and health, labor and employment, employment practices and benefits, terms and conditions of employment and wages and hours, immigration, energy and similar laws, orders, rules, regulations and ordinances.

                    6.6 Financial Statements.

                    Seller has heretofore furnished Purchaser with balance
               sheets for the Business as of December 31 in each of the years 1993 and 1994 and as of September 30, 1995 and the related statements of income for the 12 months and 9 months, respectively, then ended. The balance sheet of the Business as


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               of September 30, 1995 is hereinafter referred to as the Balance
               Sheet. Such Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, throughout the periods indicated. Such balance sheets fairly present the financial condition of the Business in accordance with such principles, consistently applied, at the respective dates thereof and reflect all material claims against and all debts and liabilities of the Business and such income statements fairly reflect the results of operations of the Business in accordance with such principles, consistently applied, for the periods indicated. Since September 30, 1995 (the "Balance Sheet Date"), there has been no material adverse change in the assets of the Business or liabilities or condition of the Business;

                    6.7 Licenses, etc.

                    To the best of Seller's knowledge, Morristown holds all
               licenses, certificates, permits, approvals, franchises, rights and other authorizations of or from any Governmental Authority, which are currently necessary for the operations of the Business. To the best of Seller's knowledge, Morristown has ownership of and full right and authority under all such licenses, certificates, permits, approvals, franchises, rights and other authorizations.

                    6.8 Employee Benefit Plans.

                    Except as set forth in Schedule 6.8, Morristown does not
               maintain or sponsor, nor is it required to make contributions to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan. All pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), in which the employees of Morristown participate (such plans and related trusts, insurance an annuity contracts, funding media and related agreements and arrangements, other than any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), being hereinafter referred to as the "Benefit Plans" and any such multiemployer plans being hereinafter referred to as the "Multiemployer Plans") comply in all material respects with all requirements of ERISA, the Internal Revenue Code (the "Code"), the Department of Labor and the Internal Revenue Service, and with all other applicable laws, and Morristown has not taken or failed to take any action with respect to either the Benefit Plans or the Multiemployer Plans which might create any liability on the part of Morristown or the Purchaser. Each "fiduciary" (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan and as to each


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               Multiemployer Plan has complied in all material respects with the requirements of ERISA and all other applicable laws in respect of each such Plan. Morristown has furnished to the Purchaser copies of all Benefit Plans and Multiemployer Plans and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service with respect to such Benefit Plans and Multiemployer Plans for a period of three years prior to the date hereof. Such financial statements, actuarial reports and annual reports and returns are true and correct in all material respects, and none of the actuarial assumptions underlying such documents have changed since the respective dates thereof. In addition:

                    (i) Each Benefit Plan has received a favorable determination letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code, except with respect to those Benefit Plans which are not eligible for an application for such a letter;

                    (ii) No Benefit Plan which is a "defined benefit plan"
                         (within the meaning of Section 3(35) of ERISA) (hereinafter referred to as the "Defined Benefit Plans") or Multiemployer Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 412(a) of the Code), whether or not waived;

                    (iii)No "reportable event" (within the meaning of Section
                         4043 of ERISA) has occurred with respect to any Defined Benefit Plan or any Multiemployer Plan;

                    (iv) Morristown has not withdrawn as a contributing sponsor
                         (partially or totally within the meaning of ERISA) from any Benefit Plan or any Multiemployer Plan; and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will result in the withdrawal (partially or totally within the meaning of ERISA) from any Benefit Plan or Multiemployer Plan, or in any withdrawal or other liability of any nature to Morristown or the Purchaser under any Benefit Plan or Multiemployer Plan;

                    (v) No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Benefit Plan or Multiemployer Plan;

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                    (vi) The excess of the aggregate present value of accrued
                         benefits over the aggregate value of the assets of any Defined Benefit Plan (computed both on a termination basis and on an ongoing basis) is not more than $-0-, and the aggregate withdrawal liability of Morristown with respect to any Multiemployer Plan assuming the withdrawal of Morristown from said Multiemployer Plan, is not more than $-0-;

                    (vii)No provision of any Benefit Plan or of any agreement, and no act or omission of Morristown, in any way limits, impairs, modifies or otherwise affects the right of Morristown or the Purchaser unilaterally to amend or terminate any Benefit Plan after the Closing, subject to the requirements of applicable law;

                    (viii) There are no contributions which are or hereafter
                         will be required to be made to trusts in connection with any Benefit Plan that would constitute a "defined contribution plan" (within the meaning of Section 3(34) of ERISA).

                    (ix) Other than claims in the ordinary course for benefits with respect to the Benefit Plans or the Multiemployer Plans, there are no actions, suits or claims (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto) pending with respect to any Benefit Plan or any Multiemployer Plan, or any circumstances which might give rise to any such action, suit or claim (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto);

                    (x) All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency have been so filed;

                    (xi) Morristown has not incurred any liability to the
                         Pension Benefit Guaranty Corporation (except for required premium payments). No notice of termination has been filed by the plan administrator (pursuant to Section 4041 of ERISA) or issued by the Pension Benefit Guaranty Corporation (pursuant to Section 4042 of ERISA) with respect to any Benefit Plan subject to ERISA. There has been no termination

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



                         of any Defined Benefit Plan or any related trust by Morristown;

                    (xii)No Benefit Plan which is a Defined Benefit Plan
                         subject to Title IV of ERISA has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code;

                    (xiii) Morristown does not have any obligation to provide
                         health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code. Morristown has substantially complied with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder; and

                    (xiv)No Benefit Plan or Multiemployer Plan contains any
                         provisions which would prevent the transactions contemplated by this Agreement, including the requiring of any consent thereto.

                    Seller, at his sole cost and expense, hereby agrees that he will cause Morristown to (i) take all steps necessary to terminate the Morristown Sports Medicine Center, Inc. Profit Sharing Plan (the "Profit Sharing Plan") as of a date prior or the Closing, including but not limited to, the filing of an Application for Determination Upon Termination for the Profit Sharing Plan, and all required forms with the Internal Revenue Service ("IRS") and Department of Labor ("DOL"), (ii) deliver all notices to the IRS, DOL, Pension Benefit Guaranty Corporation and any other governmental agency required to be delivered to employees and to the trustees of the Profit Sharing Plan, (iii) continue to file with the IRS, DOL, Pension Benefit Guaranty Corporation and any other governmental agency any and all information reports, including annual reports, required with respect to the Profit Sharing Plan until the completion of the termination of the Profit Sharing Plan , (iv) fully vest all employees in their account balances in the Profit Sharing Plan and (v) otherwise comply with all requirements relating to such termination.

                    As soon as practicable following the receipt of a favorable determination letter from the IRS with respect to the termination of the Profit Sharing Plan , Seller shall cause the trustees of the Profit Sharing Plan to distribute the account balances in the Profit Sharing Plan of the employees who are participants in the Profit Sharing Plan in accordance with the terms of the plan documents and any and all applicable laws, rules and regulations.

                    Seller agrees that any contributions now due or that may
               become due to the Profit Sharing Plan shall be the sole responsibility of Seller and shall be immediately paid or caused to be paid when due, by Seller. Seller agrees that all costs of terminating the Profit Sharing Plan and post closing administration, including the cost of filing all notices, amendments, returns, reports and determination letter requests shall be borne by Seller. Seller shall use best

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



               efforts to cause the current trustees of the Profit Sharing Plan to remain as trustees of the Profit Sharing Plan through completion of the termination process.


                    6.9 Litigation.

               Except as set forth in Schedule 6.9, there are no actions, suits, arbitration proceedings or, to the best of Seller's knowledge, labor disputes, or other litigation, legal or administrative proceedings pending or, to the best of knowledge of Seller, after due inquiry, threatened against or affecting Morristown, its business or operations or any of its officers, directors, employees or its Stockholder in their capacity as such, or any of the properties or businesses thereof, or the Business, or relating to the transactions contemplated by this Agreement. Morristown is not directly named in any order, judgment, decree, stipulation, or consent of or with any arbitrator or Governmental Authority and is not obligated to pay any fines.

                    6.10 Taxes.

                    (a) Morristown is taxed as a "S" Corporation for Federal
               Income Tax purposes. Morristown has duly and timely (including extensions) filed or will file on a timely basis all Tax Returns which it has been required or will be required to file, and has paid or provided for all Taxes due or claimed to be due by any taxing authority. All such Tax Returns are true, complete and correct in all material respects. Morristown is not delinquent in the payment of any Taxes, and there are no outstanding deficiencies with respect to any Taxes except for those being contested in good faith and by appropriate proceedings. Morristown has not executed or filed with any taxing authority any Agreement which is still in effect including any Agreement extending the period for assessment or collection of any Taxes for which Seller may become liable. Morristown is not a party to any pending action or proceeding by any Governmental Authority for assessment or collection of Taxes for which Seller may be liable, and no claim for assessment or collection of Taxes for which Morristown may be liable has been asserted or threatened against it. There are no tax liens on any of the assets of Morristown. There are no tax examinations or audits in progress involving Morristown or the Business.

                    (b) The charges, accruals and reserves in respect of Taxes reflected in the books and records, and the charges, accruals and reserves in respect of Taxes shown in the Financial Statements, will be sufficient for payment of all Taxes of Morristown for all periods or portions of periods ending on or before the Closing Date, whether known or unknown, and whether attributable to Morristown or to any entity with respect

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



               to which Morristown has filed a consolidated or combined return.

                    The Purchase Price shall be allocated as set forth in
               Schedule 6.10 hereto. The parties hereto agree that the allocation of the Purchase Price is intended to comply with the allocation method required by Section 338 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties shall cooperate to comply with all substantive and procedural requirements of Section 338 of the Code and any regulations thereunder, and the allocation shall be adjusted if, and to the extent, necessary to comply with the requirements of Section 338 of the Code. Neither Purchaser nor Seller will take, nor permit any affiliated person to take, for federal, state or local income tax purposes, any position inconsistent with the allocation set forth in Schedule 6.10 hereto, or, if applicable, such adjusted allocation. Purchaser and Seller agree that it and he shall attach to their respective tax returns for the tax year in which the Closing shall occur an information statement on Form 8594, which shall be completed in accordance with allocations set forth in Schedule 6.10 hereto.

                    Purchaser and Seller shall make an election under Section
               338(h) (10) of the Code (and any comparable election under state or local tax law) with respect to the acquisition of Morristown by Purchaser. Purchaser and Seller shall cooperate fully with each other in the making of such election. In particular, and not by way of limitation, in order to effect such election, on or prior to the date of the Closing, Purchaser and Seller shall jointly execute necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury regulations.

                    6.11 No Other Agreement.

                    Except contracts for the sale of inventory in the ordinary course of business, Morristown has no Contract with respect to a sale or other disposition of its assets (or any portion thereof).

                    6.12 Insurance.

                    Schedule 6.12 contains an accurate and complete list of all policies of fire, theft, liability, workers' compensation, health, automobile, title, casualty and other forms of insurance including directors' and officers' liability insurance policies owned or held by Morristown or under which it or its properties are insured, and Morristown has heretofore made available for inspection by Purchaser a true and complete copy of all such policies. All such policies are in full force and effect, are valid and outstanding, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no written notice of cancellation, termination or deficiency of any nature has been received with respect to any such policy. In the reasonable judgment of Seller, such policies are sufficient in amount and coverage to adequately insure the business risks, the assets and the Business of Morristown against loss or damage in

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



               the manner customary and prudent for companies engaged in similar business in similar areas. Said policies shall be in force at the Closing. Neither the Seller nor Morristown have any knowledge of any proposed increase of the insurance ratings with respect to its properties or knows of any conditions or circumstances applicable to the Business which they might reasonably be expected to know would result in such increase, except for those conditions generally applicable to the industry in which Morristown is engaged in business.

                    6.13 Accounts Receivable; Accounts Payable.

                    All of Morristown's accounts receivable and all other claims and/or notes receivable and the aging thereof are listed on
               Schedule 6.13 and arose from valid sales and bona fide transactions in the ordinary course of business, and, to the best of the Seller's knowledge, represent and will represent valid and binding obligations of the account debtor to which such receivables relate, and, to the best of Seller's knowledge, there exist no material disputes with regard to such accounts receivable; they are not subject to any setoff or counterclaim, and are not contingent upon the fulfillment of any contract or condition whatsoever.

                    The accounts and notes payable and accrued expenses
               reflected in Financial Statements, and the accounts and notes payable and accrued expenses incurred by Morristown subsequent to the Balance Sheet Date, are in all respects valid claims that arose in the ordinary course of business. Since the date of this Agreement, the accounts and notes payable and accrued expenses of Morristown have been maintained on a basis consistent with past practices.

                    All of the accounts payable of Morristown are listed on
               Schedule 6.13. Purchaser agrees to be responsible for the payment of all of the accounts payable listed on Schedule 6.13. Seller hereby agrees to be responsible for the payment of any and all accounts payable accruing prior to the Closing Date which are not listed on Schedule 6.13 hereof.

                    6.14 Labor Matters; Personnel.

                    Morristown is not a party to any collective bargaining
               agreement with any labor organization. No consent, action or approval of any labor organization is required to be obtained by Morristown in connection with the performance by Seller of the terms of this Agreement and the consummation of the transactions contemplated hereby. As of the date hereof there is not pending or, to the best of Seller's knowledge, threatened any labor dispute between Morristown and any labor organization or any strike or work stoppage involving the employees of Morristown generally which would have a Material Adverse Effect. To the best of Seller's knowledge, there are no charges of unfair labor practices pending or threatened before any

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



               Governmental Authority, nor are there pending any labor negotiations or union organization efforts involving the employees of Morristown.

                    6.15 Absence of Certain Changes or Events.

                    Since the date of this Agreement through the Closing Date,
               Morristown has conducted its business only in the ordinary course and has not, with regard to the Business:

                    (a) suffered any event or condition of any character, which, individually or in the aggregate, has had a Material Adverse Effect;

                    (b) suffered any adverse change in the financial condition or in the operations, business, properties or assets of Morristown or suffered any damage, destruction or loss to Morristown's properties or assets, whether or not covered by insurance, which has had a Material Adverse Effect;

                    (c) incurred, or paid, discharged or satisfied, any material obligations or liabilities (absolute, accrued, contingent or otherwise) or entered into any material transactions, except in the ordinary course of business consistent with past practice;

                    (d) suffered any material default under, or suffered any
               event which with notice or lapse of time or both would constitute a material default under, any material Contract to which Seller is a party or by which it or any of the Assets is bound:

                    (e) made any material capital expenditure or commitment for a material capital expenditure for additions to property, plant, equipment or intangible capital assets or otherwise except in the ordinary course of business;


                    (f) terminated (excluding a termination in accordance with its terms) or amended, or suffered a termination or amendment of, any material Contract;

                    (g) entered into any transaction with Seller or a relative thereof;

                    (h) incurred any material indebtedness for borrowed money
               (except by endorsement for collection or for deposit of negotiable instruments received in the ordinary and regular course of business); or

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                    (i) entered into any material Contract or arrangement,
               whether or not legally binding, except in the ordinary course of business.

                    6.16 Consents.

                    No notice to, filing with, authorization of, exemption by, or consent, waiver or approval of, any Person or Governmental Authority is required by Seller to consummate the transactions contemplated by this Agreement.

                    6.17 Books and Records.

                    All books and records maintained by Morristown which relate to or concern the operation of the Business, including, but not limited to, all of Morristown's files of correspondence, lists and records concerning Morristown's patients, including billing histories, and all of Morristown's books, records and documents, including books of original entry, have been maintained in accordance with good business and accounting practices.

                    6.18 Third-Party Interests.

                    Seller, nor any director or, to the best of Seller's
               knowledge, any officer or employee of Morristown, nor any entity in which any of the foregoing has any interest, has any interest in any of the assets or properties now being used in the Business as heretofore conducted.

                    6.19 Bank Accounts, Cash and Securities.

                    Schedule 6.19 is a correct and complete list of: (i) each
               bank account and safe deposit box maintained by Morristown and the names of all persons authorized to deal with such accounts and safe deposit boxes; (ii) all of Morristown's cash, cash equivalents, security deposits and marketable securities on hand as of Closing Date; and (iii) all of Morristown's prepaid expenses and loans receivable.


                    6.20 Powers of Attorney.

                    No person has any power of attorney to act on behalf of
               Morristown in connection with any of Morristown's properties or business affairs.

                    6.21 Related Party Transactions; Stockholder Indebtedness.

                    Schedule 6.21 sets forth the amount and other essential
               terms of indebtedness or other obligations, liabilities or commitments (contingent or otherwise) of Morristown to or from

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



               any past or present officer, director, consultant, employee, stockholder or any person related to, controlling, controlled by or in the common control with any of the foregoing (other than for usual services performed within the past month the payment for which is not yet due), and all transactions between such persons and Morristown. Except as set forth on Schedule 6.21, as of the date hereof, there is no indebtedness outstanding from Seller to Morristown and there is no guarantee by Morristown of the indebtedness of Seller to any other person or entity.

                    6.22 Accuracy of Schedules.

                    All of the Schedules prepared by Morristown and made part of this Agreement are current, correct and complete in all material respects at and as of the date set forth on each of such Schedules, which shall be current, correct and complete in all material respects at and as of the Closing Date.

                    6.23 Full Disclosure.

                    To the best of Seller's knowledge, no representation,
               warranty or covenant made by Seller herein, and no schedule or exhibit required by this Agreement or delivered by it pursuant to this Agreement, contains any untrue statement of a material fact, or, taken as a whole, omits to state a material fact necessary to make the statements contained in this Agreement or the matters disclosed in such document, certificate, schedule or exhibit, in the light of the circumstances under which such statements or disclosures were made, not untrue or materially misleading.

                    6.24 Patient Treatments.

                    As a material inducement to Purchaser's entering into this
               Agreement, Seller represents and warrants to Purchaser that the Business has averaged approximately 350 billable patient treatments per week for the 1995 calendar year.

                    6.25 Managed Care Contracts.

                    Morristown has managed care contracts currently in effect
               with the companies listed in Schedule 6.25. To the best of Seller's knowledge, Seller has not overcharged any providers (i.e., insurance companies, HMO's, etc.) for services provided by Morristown prior to the Closing Date. In the event Morristown has overcharged said providers or to have received any overpayment for services rendered prior to the Closing Date, Seller shall be solely responsible for the reimbursement of all sums required in connection therewith. In addition, Seller shall indemnify and hold Purchaser harmless from and against and in respect of any loss, liability , claim, damage, deficiency, reasonable cost or expense actually incurred by Purchaser arising

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



               out of such overcharge or overpayment in accordance with
               Article 11 hereto.

                    6.26 Securities.

                    In connection with the issuance and delivery of the
               Securities, Seller represents and warrants to Purchaser as follows:

                         (a) Seller has had an opportunity to ask questions of
               and receive answers from duly designated representatives of Purchaser, and has been afforded an opportunity to examine such documents and other information which Seller or his representative, if any, have requested concerning the business and affairs of Purchaser.

                         (b) Seller acknowledges that he or it has such
               knowledge and experience in financial and business matters to make an informed investment decision based upon the information furnished to Seller and such additional information as Seller may have requested and received from Purchaser and the independent inquiries and investigations undertaken by Seller. Seller represents he is an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Act") and that Seller can bear the economic risk of loss of his or its entire investment.

                         (c) Seller is purchasing the Securities for his or its
               own account for investment and not with a view toward any resale or distribution thereof in violation of the Act. Seller hereby consents to the imposition of a legend on each certificate representing the Securities, reading substantially as follows:

                    "THESE SECURITIES HAVE NOT BEEN REGISTERED
                    UNDER THE SECURITIES ACT OF 1933, NO TRANSFER OF THE SHARES MAY BE EFFECTED WITHOUT AN OPINION OF COUNSEL TO THE CORPORATION STATING THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THAT THE TRANSFER OF THE SHARES IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SHARES."

                         (d) Seller is aware that the Securities are deemed
               "restricted securities" as that term is defined in Rule 144 (the "Rule") of the General Rules and Regulations under that Act, and accordingly, the Securities are not freely tradeable on the open market.

          7. Employees of Seller and the Business. Purchaser and Seller shall execute and deliver at Closing the Employment Agreement attached hereto as
Schedule 4(d).

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          As to all other employees of Morristown, Purchaser agrees to employ each of Morristown's employees listed in Schedule 7 hereto for ninety (90) days after the Closing Date at the same salary that Morristown has been paying such employees. Purchaser shall have no obligation to pay any bonuses or additional compensation to such employees nor shall Purchaser have any obligations or liability with respect to the employee benefit plans described in Schedule 6.8 hereto. Notwithstanding the foregoing or anything to the contrary contained herein, Purchaser shall have the right at anytime, including within said ninety
(90) day period, to immediately terminate any employee listed in Schedule 7 for cause.

          Commencing with the Closing Date, all employees listed in Schedule 7 shall be entitled to the standard number of vacation and sick days and to the medical benefits as are described in Purchaser's employment manual, a copy of which has been delivered to Seller. In determining the number of vacation and sick days to be allotted for the period from the Closing Date through the day preceding the first anniversary of the Closing Date and in determining the eligibility of the employees listed in Schedule 7 for participation in Purchaser's employee benefit plans, such employee's employment with Purchaser shall be deemed to have commenced upon the date such employee first commenced his or her employment with Morristown. In no event shall Purchaser be liable for any accrued or unpaid vacation and/or sick days due such employees for any periods prior to the Closing Date. In no way shall the foregoing be deemed to create any obligation on the part of Purchaser to retain any employee listed in
Schedule 7 beyond the ninety (90) day period described above.

          8. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

             8.1  Due Incorporation, Etc.

                    Purchaser is a Delaware corporation authorized to transact business in New Jersey. Purchaser has full power and authority to carry out and perform its undertakings and obligations as provided herein. The execution and delivery of this Agreement and all corollary documents executed by Purchaser, mentioned or incorporated herein, and the performance by Purchaser of its obligations hereunder have been duly authorized and no further action or approval is required in order to constitute this Agreement as the binding and enforceable obligation of the Purchaser. The execution and delivery by Purchaser of this Agreement, and all corollary documents executed by Purchaser mentioned or incorporated herein, and the consummation of the transactions contemplated herein, have been duly authorized by all proper or requisite proceedings and will not conflict with or breach any provision of the corporate documents of Purchaser.

                    8.2 Enforceability.

                    (a) No action, approval, consent or authorization, including without limitation any action, approval, consent or authorization of any governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary for Purchaser to constitute this Agreement the binding and

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



               enforceable obligation of Purchaser or to consummate the transactions contemplated hereby; and

                    (b) To the best of Purchaser's knowledge, the Purchaser's
               consummation of the transactions contemplated herein does not and will not violate any existing local, state or federal law or regulation, and there are no violations of any existing law or governmental rule or regulation pending or threatened against Purchaser, which would materially impair Purchaser's ability to perform its obligations under this Agreement.

                    8.3 Full Disclosure.

                    No representation, warranty or covenant made by Purchaser
               herein, and no document, certificate, schedule or exhibit given or delivered or to be given or delivered by it pursuant to this Agreement, contains any untrue statement of a material fact, or, taken as a whole, omits to state a material fact necessary to make the statements contained in this Agreement or the matters disclosed in such document, certificate, schedule or exhibit, in the light of the circumstances under which such statements or disclosures were made, not untrue or materially misleading.

                    8.4 Financial Reports.

                    The Purchaser's Annual Report on Form 10-K for the year
               ended 1994, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, did not, at the time they were filed, contain an untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The consolidated financial statements of Purchaser included in the above filings were prepared in accordance with generally accepted accounting principles consistently applied and fairly present (i) the consolidated financial position of Purchaser and its subsidiaries as of the respective dates thereof, and (ii) the consolidated results of operations and cash flows for the periods presented. There has been no material adverse change in the business, financial condition or results of operations of the Purchaser since the date of such Form 10-Q for the quarter ended September 30, 1995.

                    8.5 Securities.

                    The shares of restricted stock to be delivered to Seller
               pursuant to Section 2(c) hereof have been duly authorized and, when delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free of pre- emptive rights, and are free of all liens, charges, claims, pledges and encumbrances or restrictions, rights or interests of others of

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



               any kind other than by applicable Federal and State securities law.

                    8.6 Litigation.

                    To the best of Purchaser's knowledge, there are no legal or arbitral proceedings or any proceedings before any governmental authority or agency now pending or threatened against the Purchaser or any of its subsidiaries, which, if adversely determined, would have a material adverse effect on the consolidated financial condition, operations or business of the Purchaser and its subsidiaries.

                    8.7 Leases/Subleases.

                    Purchaser agrees to guarantee the performance of Morristown under the real property leases/subleases described in Schedule 6.3(b) hereto, pursuant to the form of guaranty attached hereto as Schedule 8.7 (the "Guaranty").

               9. Conduct of the Business. Seller, until the Closing, shall:

                    (a) Conduct the Business in the normal, usual and regular
               manner (in that regard, Seller agrees that it shall not (i) sell, transfer, or otherwise dispose of, or enter into any agreement to sell, transfer, or otherwise dispose of, any of the Assets, (ii) incur, create or become obligated with respect to any liabilities, contracts or obligations outside the ordinary course of its business, or (iii) become obligated under any agreement to purchase or supply goods or services other than agreements that are not material and are entered into in the ordinary course of its business).

                    (b) Preserve the Business and the goodwill of the customers and suppliers of the Business and others having relations with Morristown.

                    (c) Give Purchaser and its duly designated representatives reasonable access during normal business hours to Morristown's offices and the books and records of the Business, and furnish to Purchaser such data and information pertaining to Morristown's Business as Purchaser from time to time reasonably may request.

          10. Conditions to Closing. The obligations of Purchaser to close hereunder are subject, at the option of Purchaser, to the following conditions:

               (a) All of the terms, covenants and conditions to be complied with or performed by Seller under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

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



               (b) All representations or warranties of Seller herein are true in all material respects as of the Closing Date and Purchaser shall have completed its due diligence investigation.

               (c) On the Closing Date, there shall be no Liens, except as may be provided for herein.

               (d) The terms of this Agreement and the transaction described herein have been in all respects approved by Purchaser's Board of Directors.

                  The obligations of Seller to close hereunder are subject, at the option of Seller, to the following conditions:

               (a) All of the terms, covenants and conditions to be complied with or performed by Purchaser under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

               (b) All representations or warranties of Purchaser herein are true in all material respects as of the Closing Date.

          11. Indemnification.

               11.1 In addition to all other obligations of Seller provided for in this Agreement and subject to the provisions of Section 11.4, Seller hereby covenants and agrees to indemnify and to hold Purchaser harmless from and against and in respect of any loss, liability, claim, damage, deficiency, reasonable cost or expense, actually incurred by Purchaser from or arising out of:

                    (a) Any damage or deficiency incurred or sustained by Purchaser resulting from any misrepresentation, breach of representation or warranty, or non-fulfillment of any agreement or covenant on the part of Seller under this Agreement including but not limited to the Financial Statements, or from any misrepresentation in or omission from any exhibit, schedule or other instrument required to be furnished to Purchaser under this Agreement.

                    (b) Any damage or deficiency incurred or sustained by Purchaser arising out of the operation or termination of any of Morristown's employee benefit plans.

                    (c) Any damage or deficiency incurred or sustained by Purchaser and/or Morristown as a result of any defaults under or claims pursuant to that certain equipment lease by and between Macrolease International Corporation and Morristown dated January 20, 1993.



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

                    (d) All reasonable costs and expenses (including reasonable attorneys' fees) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Purchaser is indemnified against by Seller in this Agreement.

               11.2 (a) Without in any way limiting the scope of the indemnity hereunder and without precluding Purchaser from exercising any other right, power or remedy hereunder or at law or equity consistent with the provisions of this Article, if Seller at any time, or from time to time, becomes Obligated to Pay (as such term is defined below) any amount to Purchaser pursuant to the terms of this Agreement (including without limitation, by reason of any indemnification of Purchaser pursuant to Section 11.1, or arising under any other Agreement delivered in connection herewith) Purchaser shall be entitled, following forty five (45) days notice to Seller and Seller's failure to make payment within said forty-five (45) day period, to offset all or any portion of amounts which Purchaser is entitled to receive from Seller against payments of the Purchase Price in the order in which such payments are due.

                    (b) For purposes of this Section 11.2, the term "Obligated To Pay" shall mean an obligation arising from a claim (i) that is not contested or in dispute, (ii) that has been resolved by written agreement, (iii) as to which a final, nonappealable determination has been rendered by binding arbitration or by a court of competent jurisdiction, or (iv) for Seller's failure to either deliver to Purchaser accounts receivable payments or make accounts payable payments of any accounts payable accruing prior to the Closing which were not included in Schedule 6.13 hereof.

               11.3 Subject to the provisions of Section 11.4, Purchaser agrees to indemnify and to hold Seller harmless from and against and in respect of any loss, liability, claim, damage, deficiency, reasonable cost or expense incurred by Seller from or arising out of:

                    (a) Any and all damages, costs, claims and expenses arising by reason of Purchaser's failure to perform and discharge its obligations under this Agreement or arising by reason of Purchaser's operation of the Business after the Closing Date.

                    (b) Any damage or deficiency incurred or sustained by resulting from any misrepresentation, breach of representation or warranty, or non-fulfillment of any Agreement or covenant on the part of Purchaser under this Agreement.



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



                    (c) All reasonable costs and expenses (including reasonable attorneys' fees) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Seller is indemnified against by Purchaser in this Agreement.

                    11.4 Seller and Purchaser each agree to give prompt written notice to the other of any claim against the party giving notice which might give rise to a claim by it against the other party hereto based upon the indemnity agreement contained in Section 11.1 and 11.3 hereof, stating the nature and basis of the claim and, to the extent then known, the actual or estimated amount thereof, but the failure to give such notice shall not affect the rights of the indemnified party hereunder, except (i) to the extent the indemnifying party shall have suffered actual damage by reason of such failure, or (ii) if such notice is not given within 90 days from the date such claim first became known to the party giving notice, in which event any right of indemnification with respect to such claim shall be deemed to have lapsed and expired. In the event any action, suit or proceeding is brought against a party with respect to which another party hereto may have liability under the indemnity agreement contained in Section 11.1 or 11.3 hereof, the indemnifying party shall have the right, at its sole cost and expense, to defend such action, with counsel of its own choosing which shall be reasonably satisfactory to the indemnified party, in the name and on behalf of the indemnified party and in connection with any such action, suit or proceeding the parties hereto agree to render to each other such assistance as may reasonably be required in order to insure the proper and adequate defense of any such action, suit or proceeding. The indemnified party shall be kept fully informed with respect to any such action, suit or proceeding and shall have a right to participate therein at its own expense, it being understood and agreed that so long as the indemnifying party has assumed the defense of such action, suit or proceeding and has paid or is paying the costs and expenses of such defense, the indemnified party shall bear its own counsel fees and expenses with respect thereto. Neither party hereto shall make any settlement of any claim which might give rise to liability to the other party hereto under the indemnity contained in Section 11.1 or 11.3 hereof or which would adversely affect the operation of the Business, without the written consent of such other party, which consent such other party covenants shall not be unreasonably withheld.

          12. Covenant Not To Compete. Seller shall deliver to Purchaser at Closing an agreement, in the form attached hereto as Schedule 4(g).

          13. Brokerage. The parties hereto represent and warrant to each other that they have not dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereby, and no broker or any other person is entitled to receive any

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



brokerage commission, finder's fee or similar compensation in connection with this Agreement or the transactions contemplated hereby. Each party hereto shall indemnify and hold the other parties harmless from and against all liability, claim, loss, damage or expense including reasonable attorneys' fees, incurred or required to be paid by such other parties by reason of any breach or failure of observance of this Article 13.

          14. Notices. All notices, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered by certified mail, return receipt requested, with postage prepaid, to Seller or Purchaser, as the case may be, at their addresses first above written, or at such other addresses as they may designate by notice given hereunder. Notices shall be deemed effective on the date received or refused by the addressee. Copies of all such notices, demands and other communications simultaneously shall be given in the aforesaid manner to Seller's attorneys, Connell, Foley & Geiser, Attention: Michael McBride, Esq. at 85 Livingston Avenue, Roseland, New Jersey 07068, and to Purchaser's attorneys, Gould & Wilkie, Attention: Andrew W. Bank, Esq. at One Chase Manhattan Plaza, New York, New York 10005. The respective attorneys for the parties hereby are authorized to give any notice required or permitted hereunder and to agree to adjournments of the Closing.

          15. Liquidated Damages. In the event Seller defaults hereunder and fails to consummate the transaction as described herein, Seller agrees to promptly pay to Purchaser the sum of Fifty Thousand and 00/100 Dollars ($50,000.00) as and for liquidated damages. The parties have agreed to this liquidated damages amount due to the recognized difficulty in determining the exact and specific degree of the losses and damages incurred by Purchaser as a result of said default. Notwithstanding the foregoing, if Seller's default relates to or results in Seller selling, conveying or transferring the Business to another purchaser, then the parties agree that the liquidated damages amount shall be the greater of: (i) Fifty Thousand and 00/100 Dollars ($50,000.00) or
(ii) the difference between the purchase price set forth in Article 2 hereof and the price paid by such third party purchaser.

          16. Survival. The representations, warranties and covenants contained herein or in any document, instrument, certificate, exhibit or schedule furnished in connection herewith shall survive and shall continue in full force and effect for a period of eighteen (18) months after the Closing, except to the extent waived in writing.

          17. Further Assurances. In connection with the transactions contemplated by this Agreement, the parties agree to execute and deliver such further instruments, and to take such further actions, as may be reasonably necessary or proper to effectuate and carry out the transactions contemplated in this Agreement.

          18. Changes Must Be In Writing. No delay or omission by either Seller or Purchaser in exercising any right shall operate as a waiver of such right or any other right. This Agreement may not be altered, amended, changed, modified, waived or terminated in any respect or particular, unless the same shall be in writing signed by the party to be bound. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

          19. Captions and Exhibits. The captions in this Agreement are for convenience only and are not to be considered in construing this Agreement. The Schedules annexed to this Agreement are an integral part of this Agreement, and where there is any reference to this Agreement it shall be deemed to include said Schedules.

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




          20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

          21. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

          22. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

          23. Partial Invalidity. If any provision of this Agreement or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

          25. Publicity. Seller acknowledges that Purchaser is a publicly traded company subject to federal and state securities laws. The parties agree to keep the terms of the transaction described herein strictly confidential and shall not disclose such information to any third parties whatsoever, other than to legal counsel, accountants or other financial advisors or as may be required by Law or Governmental Authorities, without in each case securing the prior written consent of Purchaser.

          26. Right of First Refusal. Seller owns a physical therapy practice in Mendham, New Jersey (the "Mendham Practice"). Purchaser shall have the on-going right of first refusal to purchase the Mendham Practice. If at any time, Seller receives an offer from a third party to purchase the Mendham Practice, Seller shall notify Purchaser thereof. Upon receipt of said notice, if Purchaser then desires to purchase the Mendham Practice, then within thirty (30) days after receipt of said notice from Seller, Purchaser shall offer to purchase the Mendham Practice (by notice thereof to Seller) upon all of the same terms and conditions as were contained in the above described third party offer. If Purchaser duly notifies Seller as set forth above, then Seller and Purchaser shall promptly and in good faith enter into an agreement providing for the purchase and sale of the Mendham Practice in accordance with Purchaser's offer. In addition, if Purchaser exercises its right of first refusal to purchase the Mendham Practice, then all income generated by Seller in connection with his association with Warner Lambert shall be assigned to Morristown commencing with the closing date of the transfer of the Mendham Practice.

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



          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


- - ---------------------------------       -----------------------------------
Witness                                 FRANK PAVLISKO




ATTEST:                                 PROFESSIONAL SPORTS CARE
                                MANAGEMENT, INC.




By:_____________________________         By:________________________________
   ANDREW W. BANK                              RUSSELL F. WARREN, JR.
   Assistant Secretary                         President

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




STATE OF                   )
                           )SS.:
COUNTY OF                  )

                  On the   day of February, 1996, before me personally came
                    to me known, who, being by me duly sworn did depose and
say that he resides at                          he is the
of PROFESSIONAL SPORTS CARE MANAGEMENT, INC., the corporation described in and which executed the above instrument and that he signed his name thereto by order of the board of directors of said corporation.


                                       -----------------------------------

STATE OF                   )
                           )SS.:
COUNTY OF         )

          Be it remembered that on this    day of February, 1996, before me,

the subscriber, a notary public authorized to take acknowledgments and proof in said County and State, personally appeared FRANK PAVLISKO, who I am satisfied is the individual named in and who executed the within Agreement of Sale, and he acknowledged that he signed, sealed and delivered said Agreement of Sale as his act and deed for the uses and purposes therein expressed.

                                      ------------------------------------